                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF
                                  DEPUY, INC.
                                       AT

                               $35 NET PER SHARE
                                       BY
                             LIB ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                               JOHNSON & JOHNSON

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, AUGUST 21, 1998, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF
 JULY 21, 1998 AMONG JOHNSON & JOHNSON, LIB ACQUISITION CORP. (THE "PURCHASER")
   AND DEPUY, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER
 REFERRED TO HEREIN, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE
   FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR
                                    SHARES.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THE SHARES SUBJECT TO THE
  STOCKHOLDER AGREEMENT REFERRED TO HEREIN HAVING BEEN VALIDLY TENDERED TO THE PURCHASER AS REQUIRED BY THE STOCKHOLDER AGREEMENT, (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED,
     HAVING EXPIRED OR BEEN TERMINATED AND (III) ANY APPROVAL UNDER COUNCIL REGULATION (EEC) NO. 4064/89 OF 21 DECEMBER 1989, AS AMENDED, HAVING BEEN
                                   OBTAINED.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein), and any other required documents, to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                      The Dealer Manager for the Offer is:

                       [CREDIT SUISSE, FIRST BOSTON LOGO]

July 27, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Introduction................................................    1
 1. Terms of the Offer......................................    2
 2. Procedure for Tendering Shares..........................    4
 3. Withdrawal Rights.......................................    6
 4. Acceptance for Payment and Payment......................    7
 5. Certain Federal Income Tax Consequences.................    8
 6. Price Range of the Shares; Dividends on the Shares......    9
 7. Effect of the Offer on the Market for the Shares; Stock
    Quotation; Exchange Act Registration; Margin
    Regulations.............................................    9
 8. Certain Information Concerning the Company..............   10
 9. Certain Information Concerning the Purchaser and
   Parent...................................................   12
10. Source and Amount of Funds..............................   13
11. Contacts with the Company; Background of the Offer......   13
12. Purpose of the Offer; The Merger Agreement and The
  Stockholder Agreement.....................................   14
13. Dividends and Distributions.............................   22
14. Certain Conditions of the Offer.........................   22
15. Certain Legal Matters...................................   24
16. Fees and Expenses.......................................   25
17. Miscellaneous...........................................   26
Schedule I -- Directors and Executive Officers..............   27

To the Holders of Common Stock
  of DePuy, Inc.:

INTRODUCTION

     LIB Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Johnson & Johnson, a New Jersey corporation ("Parent"), hereby offers to purchase all outstanding shares (the "Shares") of Common Stock, par value $.01 per share, of DePuy, Inc., a Delaware corporation (the "Company"), at $35 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering stockholders whose shares are registered in their own name and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions to the Purchaser, the Depositary or the Dealer Manager (as defined below) or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. The Purchaser will pay the fees and expenses of Credit Suisse First Boston Corporation, which is acting as Dealer Manager for the Offer ("Credit Suisse First Boston" or the "Dealer Manager"), First Chicago Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 21, 1998 (the "Merger Agreement") among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). On the effective date of the Merger, each outstanding Share not tendered in the Offer (other than Shares owned by the Company as treasury stock or by Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration"). See Section 12.

     The Merger is subject to a number of conditions, including approval by stockholders of the Company, if such approval is required by applicable law, and Shares having been purchased pursuant to the Offer. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company. See Section 12.

     The Purchaser and Parent have entered into a Stockholder Agreement dated as of July 21, 1998 (the "Stockholder Agreement") with certain stockholders of the Company (the "Stockholders"), which are indirect wholly owned subsidiaries of Roche Holding Ltd ("Roche"), who beneficially own 83,000,000 Shares in the aggregate. Under the Stockholder Agreement, the Stockholders have agreed to sell, and the Purchaser has agreed to purchase, all Shares beneficially owned by them, representing approximately 84.0% of the outstanding Shares (approximately 82.2% on a fully diluted basis), as well as any Shares subsequently acquired by the Stockholders through the exercise of options or otherwise, at a price per Share equal to the Offer Price. The obligation of the Stockholders to sell, and the obligation of the Purchaser to purchase, Shares under the Stockholder Agreement are subject to the Purchaser having accepted Shares for payment under the Offer in accordance with the Merger Agreement. The Stockholders may, and the Purchaser may direct the Stockholders to, tender their Shares into the Offer. Any Shares of the Stockholders not purchased in the Offer will be purchased by the Purchaser immediately following the purchase of Shares in the Offer. In addition, the Stockholders have agreed to vote their Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, and have agreed to vote against any other acquisition proposal.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THE SHARES OWNED BY THE STOCKHOLDERS HAVING BEEN VALIDLY TENDERED INTO THE OFFER OR DELIVERED TO THE PURCHASER FOR PURCHASE IMMEDIATELY FOLLOWING THE OFFER AS REQUIRED BY THE STOCKHOLDER AGREEMENT, (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED AND (III) ANY APPROVAL UNDER COUNCIL REGULATION (EEC) NO. 4064/89 OF 21 DECEMBER 1989, AS AMENDED, HAVING BEEN OBTAINED.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

     Bear, Stearns & Co. Inc. ("Bear Stearns") has delivered to the Board of Directors of the Company its written opinion dated July 20, 1998 that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by the stockholders of the Company (other than the Stockholders) in the Offer and the Merger is fair from a financial point of view to such stockholders. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company concurrently herewith.

     The Company has informed the Purchaser that, as of June 30, 1998, there were 98,816,286 Shares issued and outstanding and 2,216,553 Shares reserved for issuance upon exercise of outstanding Company Stock Options (as defined in the Merger Agreement). Based upon the foregoing, the Purchaser believes that approximately 50,516,420 Shares constitute a majority of the fully diluted Shares. Because the Shares subject to the Stockholder Agreement represent approximately 82.2% of the outstanding Shares on a fully diluted basis, if the Purchaser accepts for payment Shares tendered pursuant to the Offer, and accepts for payment the Shares subject to the Stockholder Agreement pursuant to the Offer or purchases such Shares immediately following the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

     The Merger Agreement and the Stockholder Agreement are more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with
Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, August 21, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If by 12:00 Midnight, New York City time, on Friday, August 21, 1998 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as may be required by applicable law). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     In the Merger Agreement the Purchaser has agreed that it will not, without the prior consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (i) if at the Expiration Date any of the conditions set forth in Section 14 are not satisfied or waived, until such time as such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof, (iii) for up to ten business days if there have not been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares that, together with Shares subject to the Stockholder Agreement which have not been validly tendered, would constitute at least 90% of the fully diluted Shares as of the date of determination and (iv) for any reason for up to two business days; provided that no more than three extensions are permitted under clauses (iii) and (iv) of this sentence. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to or modify the conditions set forth in Section 14, (iv) extend the Offer, except as provided above, (v) change the form of consideration payable in the Offer or (vi) otherwise amend or alter the Offer in any manner adverse to the Company's stockholders.

     If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the Company's consent, a waiver of the Stockholder Agreement Condition (as defined in Section 14)), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought or any dealer solicitation fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Consummation of the Offer is conditioned upon satisfaction of the Stockholder Agreement Condition (which will be satisfied following the tendering of the Shares subject to the Stockholder Agreement), the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), the obtaining of approval under Council Regulation (EEC) No. 4064/89 of 21 December 1989, as amended (together with the HSR Act, the "Merger Control Laws"), and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR TENDERING SHARES

     Valid Tender. For a stockholder validly to tender Shares pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of Shares (which, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a firm that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Purchaser is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day", for purposes of the preceding sentence, is any day on which the New York Stock Exchange, Inc. (the "NYSE") and banks in New York are open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after July 21, 1998. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after September 24, 1998.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry delivery set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of the Purchaser, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the Merger Control Laws. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     Parent will file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. In addition to a Notification and Report Form under the HSR Act, Parent will file the required notification with the European Commission under the applicable Merger Control Laws and may make additional filings or reports under the antitrust laws of other nations. See Section 15 for additional information concerning the Merger Control Laws and the applicability of the antitrust laws to the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, the certificates for such Shares will be returned, and if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent, in each case without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Sales of Shares pursuant to the Offer (and the receipt of cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or cancelled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or cancelled pursuant to the Merger).

     If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year. Long-term capital gains recognized by a tendering individual stockholder will generally be taxed at a maximum Federal marginal tax rate of 20%, and long-term capital gains recognized by a tendering corporate stockholder will be taxed at a maximum Federal marginal tax rate of 35%.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish its correct TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded on the NYSE under the symbol "DPU". The following table sets forth, for each of the periods indicated, the high and low sales prices per Share on the NYSE Composite Transaction Tape.

                                                                 SALES PRICE
                                                              ------------------
                                                              HIGH       LOW
                                                              ----       ---
1996
  Fourth Quarter (from October 31, 1996)(1).................  $20 1/4    $16 1/2
1997
  First Quarter.............................................   24         18 1/8
  Second Quarter............................................   25 3/8     19 7/8
  Third Quarter.............................................   27 9/16    21 1/2
  Fourth Quarter............................................   30 1/2     23 3/4
1998
  First Quarter.............................................   31         24 3/8
  Second Quarter............................................   31 15/16   27 3/4
  Third Quarter (through July 24, 1998).....................   34 15/16   27 1/2

---------------
(1) On October 30, 1996 the Company issued shares to the public through an initial public offering. Prior to the public offering, the Company was operated as a division of Corange Limited.

     On July 20, 1998, the last full day of trading before the public announcement of the execution of the Merger Agreement, the reported closing sale price of the Shares on the NYSE Composite Transaction Tape was $31 1/2 per Share. On July 24, 1998, the last full day of trading before the commencement of the Offer, the reported closing sale price of the Shares on the NYSE Composite Transaction Tape was $34 1/8 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     Other than the dividend paid on January 2, 1998 of $0.12, since October 30, 1996 the Company has not declared or paid any dividends on shares of its capital stock.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE normally gives consideration to delisting a security of a company when (i) the number of total stockholders is less than 400, (ii) the number of total stockholders is less than 1,200 and the average monthly trading volume for the most recent twelve months is less than 100,000 shares, (iii) the number of publicly held shares is less than

600,000, (iv) the aggregate market value of publicly traded shares is less than $8,000,000, (v) the aggregate market value of shares outstanding (excluding treasury stock) is less than $12,000,000 and the average net income after taxes for the past three years is less than $600,000, or (vi) the net tangible assets available to common stock are less than $12,000,000 and average net income after taxes for the past three years is less than $600,000. Shares held directly or indirectly by directors, officers, or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of July 23, 1998 there were approximately 1,260 holders of record of Shares and 98,830,084 Shares were outstanding. If as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing, the market for Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq National Market or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would, subject to Section 15(d) of the Exchange Act, substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the shortswing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices at 700 Orthopaedic Drive, Warsaw, Indiana 46580, telephone no. (219) 267-8143. According to the Company's Annual Report for the fiscal year ended December 31, 1997 (the "Annual Report"), the Company designs, manufactures and distributes orthopaedic devices and supplies.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the information contained in the Annual Report, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, which are incorporated herein by reference. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                                  DEPUY, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                   QUARTER ENDED
                                     MARCH 31,                      YEAR ENDED DECEMBER 31,
                           ------------------------------   ----------------------------------------
                                 1998            1997           1997          1996          1995
                           ----------------   -----------   ------------   -----------   -----------
                                    (UNAUDITED)
STATEMENT OF EARNINGS
  DATA:
  Net sales..............    $   207,331      $   187,842   $    770,188   $   697,273   $   636,561
  Operating income.......         34,297           52,391        193,030       187,503       170,323
  Net income.............         18,848           31,265        122,786       106,748        94,929

                             AT MARCH 31,                        AT DECEMBER 31,
                           ----------------                 --------------------------
                                 1998                           1997          1996
                           ----------------                 ------------   -----------
                             (UNAUDITED)
BALANCE SHEET DATA:
  Current assets.........    $   624,024                    $    605,406   $   546,719
  Total assets...........      1,096,550                       1,080,657       897,961
  Current liabilities....        192,452                         202,166       177,601
  Stockholders' equity...        794,311                         762,118       670,628

     Recent Developments. On June 3, 1998, the Company completed its acquisition of all the issued and outstanding shares of capital stock of AcroMed Corporation ("AcroMed"). AcroMed, which is based in Cleveland, Ohio, designs and sells spinal implants and related products. The acquisition was affected through the merger of a newly-formed, wholly owned subsidiary of the Company with and into AcroMed, as a result of which the Company became the sole shareholder of AcroMed. For further information regarding the provisions of the transaction, see the Company's Current Report on Form 8-K dated June 3, 1998, which is incorporated herein by reference.

     Available Information. The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, Company Stock Options (as defined in Section 12) granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and certain other information regarding registrants that file electronically with the Commission. Such information should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and Parent do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal offices of the Purchaser are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. All outstanding shares of capital stock of the Purchaser are owned by Parent.

     Parent's principal line of business is the manufacture and sale of a broad range of products in the health care field. Parent is a New Jersey corporation with its principal office located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.

     Financial information with respect to Parent and its subsidiaries is included in Parent's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 and in Parent's Quarterly Report on Form 10-Q for the quarter ended March 29, 1998, which are incorporated herein by reference, and other documents filed by Parent with the Commission. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

     Except as described in this Offer to Purchase, neither the Purchaser nor Parent (together, the "Corporate Entities") or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I or any associate or majority owned subsidiary, of the Corporate Entities or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (i) there have not been any contacts, transactions or negotiations between the Corporate Entities, any of their respective subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (ii) none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.

     Except as described in this Offer to Purchase, during the last five years, none of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or
(ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five year employment history and citizenship of each of the directors and executive officers of the Purchaser and Parent are set forth in
Schedule I.

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission, and copies thereof should be obtainable from the Commission, in the same manner as set forth with respect to information concerning the Company in Section 8. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

10.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $3.6 billion. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution which will be made by Parent to the Purchaser. Parent plans to use funds it has available in its cash accounts, under available lines of credit and pursuant to its current commercial paper program for such capital contribution. The Purchaser therefore has not conditioned the Offer on obtaining financing.

11.  CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER

     In June 1998, James R. Utaski, Vice President Corporate Development of Parent, called representatives of the Stockholders to discuss Parent's interest in acquiring the Company. They confirmed that the Stockholders would be willing to consider a proposal with respect to such acquisition.

     On July 9, 1998, Mr. Utaski, James T. Lenehan, Worldwide Chairman Consumer Pharmaceuticals & Professional Group of Parent, James R. Hilton, Associate General Counsel of Parent, and William Doyle, Vice President Licensing and Acquisitions, Professional Group, of Parent, met with certain representatives of the Stockholders. During the meeting, representatives of Parent presented Parent's proposal for a transaction involving the acquisition of all of the outstanding Shares, including those held by the Stockholders, for cash. The parties discussed the general parameters pursuant to which Parent and the Stockholders would be willing to proceed with the transaction, including Parent's desire to obtain the support of the Company's Board of Directors and senior management. Parent's representatives proposed a price of approximately $33 to $34 per Share, subject to the accuracy of certain assumptions, completion of due diligence and the negotiation of definitive agreements. The representatives of the Stockholders expressed their interest in proceeding with discussions, but indicated they would not accept a price of less than $35 per Share.

     On July 9, 1998 and July 10, 1998, Mr. Utaski had brief telephone conversations with representatives of the Stockholders concerning the proposed transaction, including, among other things, the possible roles of the Company's senior management following the proposed transaction.

     On July 11, 1998, Messrs. Lenehan and Utaski and William D. Dearstyne, Jr., Company Group Chairman of Parent, met in Chicago with James A. Lent, Chairman and Chief Executive Officer of the Company, and Michael J. Dormer, President and Chief Operating Officer of the Company. Parent's representatives expressed Parent's serious interest in exploring an acquisition of the Company and proposed general parameters pursuant to which Parent would be willing to proceed with such a transaction as well as a timetable, senior management's roles and responsibilities in the event a transaction were consummated, due diligence and other actions necessary to proceed with such a transaction. Parent's representatives repeated their proposal for a price of approximately $33 to $34 per Share. Messrs. Lent and Dormer expressed the Company's interest in proceeding with discussions whereby the public stockholders would receive the same price as the Stockholders and indicated their desire for a price of not less than $35 per Share.

     Between July 12, 1998 and July 20, 1998, Parent, the Company, the Stockholders and their respective representatives conducted due diligence and had numerous discussions and continued negotiations with respect to the purchase price and other material terms of the transaction.

     On July 14, 1998, drafts of the definitive agreements were delivered to representatives of the Stockholders and the Company.

     On July 14, 1998, the Company and Parent entered into a Confidentiality Agreement, which was amended by the parties on July 18, 1998.

     On July 16, 1998, Mr. Dearstyne, Donald Grilli, President of Johnson & Johnson Professional, Inc., a subsidiary of Parent, Eric B. Jung, Attorney for Parent, and Mr. Doyle met in New York with Messrs. Lent and Dormer and discussed certain post-acquisition operating issues relating to the proposed transaction.

     On July 17, 1998, Ralph S. Larsen, Chairman, Board of Directors and Chief Executive Officer of Parent, Robert N. Wilson, Vice Chairman, Board of Directors of Parent, Mr. Utaski and Mr. Lenehan met in New York with Messrs. Lent and Dormer and discussed the future strategic direction of the Company assuming consummation of the transaction and other material terms of the transaction.

     During the period from July 17, 1998 to July 20, 1998, the parties negotiated, and ultimately agreed upon, a price of $35 per Share and the other material terms of the proposed transaction and finalized the definitive agreements.

     On July 20, 1998, Parent's Board of Directors met and approved the transaction. In the afternoon of July 20, 1998, the Board of Directors of the Company met with its legal and financial advisors and, after being briefed on the transaction, approved the transaction. Following these approvals, each of the Merger Agreement and the Stockholder Agreement were executed and delivered and the transaction was publicly announced before the European and U.S. financial markets opened on July 21, 1998.

12.  PURPOSE OF THE OFFER; THE MERGER AGREEMENT AND THE STOCKHOLDER AGREEMENT

     Purpose. The purpose of the Offer is to acquire control of and the entire equity interest in the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     The Merger Agreement. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by the Company as treasury stock or by Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law), will be converted into the right to receive an amount in cash equal to the Offer Price.

     VOTE REQUIRED TO APPROVE MERGER. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved and found advisable by the Board of Directors and generally by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Stockholder Agreement Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer, including the Shares subject to the Stockholder Agreement sold pursuant to the Stockholder Agreement or tendered by the Stockholders pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

     CONDITIONS TO THE MERGER. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of certain conditions, including the following: (i) if required by applicable law, the Merger Agreement having been approved and adopted by the holders of a majority of the Shares; provided that Parent and Purchaser shall vote all their Shares in favor of the Merger; (ii) no statute, rule, decision, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect; provided, however, that the party seeking to invoke such condition shall have performed its obligations under the Merger Agreement; and (iii) Purchaser having previously accepted for payment and paid for Shares pursuant to and subject to the conditions (including the Stockholder Agreement Condition) of the Offer and, if any Shares subject to the Stockholder Agreement were not purchased pursuant to the Offer, pursuant to the Stockholder Agreement.

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after approval by the stockholders of the Company, (i) by mutual written consent of the Company and Parent, (ii) by either the Company or Parent if (a) the Purchaser shall not have accepted for payment Shares pursuant to the Offer prior to March 31, 1999, unless the failure of any condition to such acceptance results from the failure by the party seeking to terminate the Merger Agreement to perform any of its obligations under the Merger Agreement or from facts or circumstances that constitute a willful and intentional material breach of representation or warranty under the Merger Agreement by such party; or (b) if any Federal, state or local government or any court, tribunal, administrative agency or commission or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), shall have issued an order, decree or ruling or taken any action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action has become final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement pursuant to such provision shall have complied with its obligations under the Merger Agreement, (iii) by Parent or the Purchaser prior to the Purchaser's obligation to accept Shares for payment pursuant to the Offer, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (I) would give rise to the failure of a condition set forth in paragraph (d) or (e) under Section 14 and
(II) cannot be or has not been cured within 20 days after the giving of written notice to the Company, and (iv) by the Company if Parent or the Purchaser shall have (A) failed to commence the Offer within five business days of the public announcement of the Merger Agreement, (B) failed to pay for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement or (C) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach in respect of clause (C) is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or the Purchaser, except in any case under clause (C), such breaches which individually or in the aggregate are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger.

     TAKEOVER PROPOSALS. The Merger Agreement provides that the Company shall not, and shall not authorize or permit any of its subsidiaries, or any of its or their officers, directors or employees to, and shall use its reasonable efforts to cause any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class of outstanding equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

     The Merger Agreement provides further that neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or any such committee of the Merger Agreement, the Offer or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to any Takeover Proposal.

     In addition to the obligations of the Company set forth in the preceding paragraphs, the Merger Agreement provides that the Company shall immediately advise Parent orally and in writing of any Takeover Proposal, any request for information concerning the Company or its subsidiaries in relation to or any inquiry regarding the making of a Takeover Proposal, the material terms and conditions of such Takeover Proposal, request for information or inquiry, and the identity of the person making any such Takeover Proposal, request for information or inquiry. The Company is further required under the terms of the Merger Agreement to keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such Takeover Proposal, request for information or inquiry.

     The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided that neither the Company nor the Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger Agreement, the Offer or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

     FEES AND EXPENSES. All fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the Stockholder Agreement and the transactions contemplated by the Merger Agreement and the Stockholder Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that during the term of the Merger Agreement, except as otherwise provided by the Merger Agreement or to the extent that Parent shall consent in writing, the Company shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it. The Merger Agreement further provides that, except as otherwise expressly permitted by the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, (without Parent's written consent) (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of employee stock options outstanding on the date of the Merger Agreement in accordance with their present terms); (iii) amend its certificate of incorporation or by-laws; (iv) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (b) any assets that are material, individually or in the aggregate, to the Company except purchases of inventory in the ordinary course of business consistent with past practice; (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of inventory or sales or licenses of immaterial assets, in each case in the ordinary course of business consistent with past practice; (vi) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing except for short term borrowings incurred in the ordinary course of business consistent with past practice or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than advances to employees in the ordinary course of business; (vii) make or agree to make any new capital expenditure or expenditures with respect to property, plant or equipment except as set forth in a schedule provided to Parent which exceeds in the aggregate (a) with respect to the year ended December 31, 1998, 110% of the amount set forth in the Company's capital budget for such year, (b) with respect to any quarterly period thereafter, 25% of the amount in (a) above, and (c) $10 million for a new computer system in the United Kingdom; (viii) make any material tax election or settle or compromise any material income tax liability or, except as required by generally accepted accounting principles, make any change in accounting methods, principles or practices; (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in any report of the Company filed with the Commission since January 1, 1997 and publicly available prior to the date of the Merger Agreement or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any respect, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party; (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims; (xi) enter into any material contracts or agreements relating to the distribution, sale or marketing by third parties of the products of, or products licensed, by the Company or any of its subsidiaries; (xii) except as required to comply with applicable law or agreements, plans or arrangements existing on the date of the Merger Agreement,
(a) adopt, enter into, terminate or amend any employment agreement or benefit plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (b) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or "key employee" (as defined below) (except for normal increases of cash compensation or cash bonuses to individuals (and not across the board actions), in the ordinary course of business consistent with past practice), (c) pay any benefit not provided for under any benefit plan, (d) except as permitted in clause (b), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreement or awards made thereunder) or (e) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan; or (xiii) authorize any of, or commit or agree to take any of, the foregoing actions. The Merger Agreement defines "key employee" as an employee of the Company or any of its subsidiaries with annual cash compensation in excess of $300,000.

     Pursuant to the Merger Agreement, neither the Company nor any of its subsidiaries, on the one hand, nor the Parent or the Purchaser on the other shall take any action that could reasonably be expected to result in (i) any of the representations and warranties of the Company, on the one hand, or of Parent or the Purchaser on the other hand, set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Offer or to the Merger not being satisfied.

     BOARD OF DIRECTORS; MANAGEMENT. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, any Shares by the Purchaser pursuant to and subject to the conditions (including the Stockholder Agreement Condition) of the Offer, the Purchaser shall be entitled to designate such number of the directors on the Board of Directors of the Company such that the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, will control a majority of such directors, and the Company and its Board of Directors shall, at such time, take all such action needed to cause the Purchaser's designees to be appointed to the Company's Board of Directors; provided, however, that in the event that Purchaser's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors of the Company on the date of the Merger Agreement and who are not officers of the Company or any of its subsidiaries (the "Independent Directors") and; provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of the Company on the date of the Merger Agreement shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which Information Statement is attached as Schedule I to the Schedule 14D-9. In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors or use its best efforts to obtain the resignation of such number of its current directors as is necessary to enable the

Purchaser's designees to be elected or appointed to, and to constitute a majority of, the Company's Board of Directors as discussed above. The Merger Agreement provides that the directors of the Purchaser immediately prior to the Merger, and James A. Lent, the Chairman and Chief Executive Officer of the Company, and Michael J. Dormer, the President and Chief Operating Officer of the Company, will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Parent is currently in negotiations with Messrs. Lent and Dormer with respect to their continued employment with the Company or Parent following the Merger. It is currently anticipated that, subject to the successful consummation of such negotiations, and to the consummation of the Offer, Mr. Lent would become a Company Group Chairman of Parent with responsibility for Parent's orthopaedic business and Mr. Dormer would become President of the Company, which would include most of the current orthopaedic businesses of the Company and Parent.

     Both of Messrs. Lent and Dormer participated in negotiating the terms of the Merger Agreement and participated in the Board's discussion of, and voted to approve, the Offer, the Merger and the Merger Agreement. Further, pursuant to the Merger Agreement, they will each serve as directors of the Surviving Corporation after the Merger and, pursuant to their respective employment contracts with the Company, if the Purchaser accepts a majority of the outstanding Shares pursuant to the Offer, the Company will be deemed to have met the target performance goals set under the DePuy, Inc. Senior Executive Incentive Compensation Plan for 1998 with respect to Messrs. Lent and Dormer and each will, accordingly, receive cash bonuses under the Incentive Plan.

     During the 60 days following the Merger, each of Steven L. Artusi, the Company's Senior Vice President, General Counsel and Secretary, Thomas J. Oberhausen, the Company's Senior Vice President, Chief Financial Officer and Treasurer and G. Taylor Seward, the Company's Senior Vice President, Personnel, will have the right, in accordance with his existing employment contract with the Company and the Merger Agreement, to declare that he has been "constructively terminated" (as defined in his employment agreement with the Company) and to discontinue his duties with the Company, whereupon the "Company's Notice Period" (as defined in his employment agreement) will be deemed to have commenced, and he will be entitled to continue receiving salary and benefits as set forth in such employment agreements.

     STOCK OPTIONS. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement but in no event later than the consummation of the Offer, the Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans (as defined below)) shall take actions such that, with certain exceptions (including by adopting resolutions or taking any other actions), each outstanding option to purchase Shares (a "Company Stock Option") granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Option Plans") that is outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall be cancelled immediately prior to the effective time of the Merger (the "Effective Time") in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (x) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time and
(y) the excess of the price per Share to be paid in the Offer over the per Share exercise price of such Company Stock Option. The Merger Agreement further provides that the Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans) shall take actions such that immediately prior to the Effective Time the Company Stock Options remaining are cancelled as set forth above. The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option (except for the payment described above) without the consent of Parent.

     Notwithstanding the preceding paragraph, the Board of Directors of the Company will take action under Section 12.3(b) of the Company's Employee Stock Option/Purchase Plan to provide that, in the case of outstanding options under the Company's Savings-Related Share Option Scheme (the "Scheme"), participants will, upon any exercise of an option in accordance with the Scheme (or at any earlier time as may be permitted) and the payment of the applicable exercise price, be entitled to receive only a cash payment for each share of Company Common Stock reserved for purposes of the Scheme to which such participant would otherwise be entitled upon such exercise equal to the price per Share to be paid in the Offer. As soon as practicable following the date of the Merger Agreement but not later than the consummation of the Offer, the Company will use its best efforts to obtain the approval of each participant holding an option under the Scheme to the surrender and cancellation thereof in consideration of a cash payment to be made by the Company in such amount or in accordance with such formula as will have been reviewed and consented to by Parent prior to the seeking of any such approval by the Company. In addition, and only to the extent permitted by applicable law, the Company will take action to cease employee contributions to the Scheme no later than the consummation of the Offer. The Company and the Parent agree to take such other actions as will reasonably be required to accomplish the surrender and cancellation of the options under the Scheme.

     The Merger Agreement provides further that subject to the provisions set forth above, all Stock Option Plans shall terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time. The Merger Agreement provides that the Company shall ensure that following the consummation of the Offer, no holder of a Company Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, and that the Company shall use its reasonable best efforts to ensure that following the Effective Time, no holder of any remaining Company Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

     BENEFIT PLANS. The Merger Agreement states that it is Parent's intention that for a period of not less than one year after the Effective Time, employees of the Company who continue their employment after the Effective Time will be provided compensation and employee benefits which are substantially comparable in the aggregate to those provided for such employees in effect on the date of the Merger Agreement. The Merger Agreement also provides that neither the Parent nor the Surviving Corporation will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements. Finally, the Merger Agreement provides that any plans or arrangements of the Company providing for such issuance shall be disregarded in determining whether employee benefits are substantially comparable in the aggregate.

     PURCHASE OF FOREIGN SUBSIDIARIES. The Merger Agreement provides that Parent and its affiliates will have the right, at the option of Parent, to purchase immediately prior to the consummation of the Offer any subsidiary of the Company that is not incorporated or organized under the laws of a jurisdiction within the United States at a price and on such terms as may be determined by mutual agreement of the Parent and the Company; provided that all of the conditions to Offer set forth in Section 14 have been satisfied or waived and Parent and Purchaser are unconditionally obligated to consummate the Offer. The Merger Agreement further provides that if the Parent and the Company are unable to agree upon a price or terms for such sale, Parent and the Company shall elect an independent appraisal firm to determine such price or terms and that the conclusions of such appraisal firm shall be conclusive and binding. The fees of such appraisal firm shall be shared equally by Parent and the Company. Parent has agreed in the Merger Agreement that in no event will the Company be deemed to have breached any of its representations, warranties, covenants or other obligations under the Merger Agreement by reason of (whether directly or indirectly, whether in whole or in part) any taxes or liabilities incurred, any payments made, or any action taken or any omissions of any necessary action as a result of or in connection with (i) Parent's exercise of its right to purchase the Company's foreign subsidiaries prior to the consummation of the Offer pursuant to this provision or (ii) any other transaction or agreement contemplated by this provision or entered into in connection therewith.

     INDEMNIFICATION, EXCULPATION AND INSURANCE. Parent has agreed in the Merger Agreement that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by the Merger Agreement) existing now or at the Effective Time in favor of the current or former directors or officers of the Company as provided in its certificate of incorporation, its by-laws (each as in effect on the date of the Merger Agreement) and indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six years after the Effective Time; provided, however, that if any claims are asserted or made within such six year period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

     The Merger Agreement provides that, unless Parent agrees to guarantee the indemnification obligations described in the preceding paragraph, for a period of six years from the Effective Time, Parent shall provide officers' and directors' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying such obligation Parent shall not be obligated to pay premiums in excess of 200% of the amount per annum paid by the Company in its last full fiscal year; and provided further that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

     The Merger Agreement provides that in the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume the obligations set forth in the preceding paragraphs. The Merger Agreement also provides that, in the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations set forth in the preceding paragraphs or take such other action to ensure that the ability of the Surviving Corporation to satisfy such indemnification obligations will not be diminished in any material respect.

     REASONABLE EFFORTS. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement.

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties.

     PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time of the Merger, the affirmative vote of a majority of the directors of the Company not designated by Parent or the Purchaser is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement, extend the time for performance of the Purchaser's and Parent's respective obligations under the Merger Agreement or take any action to amend or otherwise modify the Company's certificate of incorporation or by-laws.

     Stockholder Agreement. The Stockholder Agreement provides that each Stockholder will sell, and the Purchaser will purchase, all Shares beneficially owned by such Stockholder, at a price per Share equal to $35. The obligation of the Stockholders to sell, and the obligation of the Purchaser to purchase, Shares under the Stockholder Agreement are subject to the Purchaser having accepted Shares for payment under the Offer in accordance with the Merger Agreement. The Stockholders may, and the Purchaser may direct the Stockholders to, tender their Shares into the Offer. Any Shares of the Stockholders not purchased in the Offer will be purchased by the Purchaser immediately following the purchase of Shares in the Offer. The Stockholders are not required to tender their Shares in the event of any amendment to the Merger Agreement that creates any additional condition to the Offer, reduces the Offer Price or otherwise adversely affects the Stockholders without the written approval of the Stockholders.

     Each of the Stockholders has agreed, among other things, not to: (i) sell, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer") or consent to any Transfer of, any or all of such Shares or any interest therein, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of the Shares to any person other than pursuant to the terms of the

Offer or the Merger; (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Takeover Proposal; (iii) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal; or (iv) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

     Each of the Stockholders has also agreed, and the Stockholder Agreement includes an irrevocable proxy provision for the benefit of the Purchaser with respect to the Shares owned by each Stockholder, (i) to vote such Shares at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement; and (ii) to vote such Shares at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a Stockholder's vote, consent or other approval is sought, against (x) any Takeover Proposal or (y) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of each class of the Company's common stock.

     Appraisal Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price or the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Going Private Transactions. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority shareholders be filed with the Commission and disclosed to minority shareholders prior to consummation of the Merger.

     Other Matters. Except as otherwise described in this Offer to Purchase, the Purchaser and Parent have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13.  DIVIDENDS AND DISTRIBUTIONS

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the succeeding paragraph, and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

     If, on or after the date of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights or options, conditional or otherwise, to acquire, any of the foregoing, other than Shares issued pursuant to the exercise of outstanding employee stock options, then, subject to the provisions of Section 14 below, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 below, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Stockholder Agreement is valid, binding and in full force and effect and enforceable by Parent and the Purchaser in accordance with its terms and no party thereto (other than Parent or the Purchaser) is in material breach thereof and the Shares subject to the Stockholder Agreement shall have been either tendered into the Offer or delivered to the Purchaser for purchase immediately following the Offer (the "Stockholder Agreement Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated and (iii) Parent, the Purchaser and the Company shall have received in respect of the Merger and any matters arising therefrom confirmation by way of a decision from the Commission of the European Union (the "European Commission") under Council Regulation (EEC) No. 4064/89 of 21 December 1989, as amended (with or without the initiation of proceedings under Article 6(1)(c) thereof), that the Merger and any matters arising therefrom are compatible with the common market. Furthermore, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

          (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding that has a reasonable likelihood of success) (i) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer or pursuant to the Stockholder Agreement, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages in connection with the aforesaid transactions that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement, (iii) seeking to impose material limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer or purchased under the Stockholder Agreement including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company and its subsidiaries taken as a whole;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity or court, other than the application to the Offer or the Merger of the applicable waiting period under the Merger Control Laws, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred any material adverse change with respect to the Company;

          (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

          (e) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement; or

          (f) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Parent or the Purchaser in any such case, and regardless of the circumstances (including any action or omission by Parent or the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments therefor.

     The Merger Agreement provides that the foregoing conditions in paragraphs
(a) through (f) are for the sole benefit of the Purchaser and Parent and may, subject to the terms of the Merger Agreement, be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action, except as otherwise described in this Section 15, by any Governmental Entity that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) for a period of three years from the time such interested stockholders became the holders of 15% or more of such Shares unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder". The Company's Board of Directors has approved the Merger Agreement, the Stockholder Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Merger.

     Based on information supplied by the Company and its own review, the Purchaser does not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Parent is in the process of preparing such filing. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one such extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The consummation of the Merger is also contingent upon confirmation from the European Commission under Council Regulation (EEC) No. 4064/89 of 21 December 1989, as amended, that the Merger does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the European common market. Parent and the Company will jointly prepare and file with the European Commission the required notification of the Merger. The European Commission has one month from the date on which such information is supplied in which to complete its preliminary investigation into the Merger. If, following such one month period, the European Commission considers that it needs to examine the Merger more closely, it may initiate a Phase II investigation; if it does initiate a Phase II investigation, the European Commission must make a final determination as to whether or not the Merger is compatible with the European common market no later than four months after the initiation of such investigation. If the European Commission does not make a decision within this four month period, the Merger would automatically be deemed to be compatible with the European common market and would be allowed to proceed. Parent and the Company believe it is likely that the European Commission will determine that the Merger is compatible with the common market. However, no assurance can be given that the European Commission will not impose certain conditions or restrictions on the Merger.

     Filings with, notifications to, and authorizations and approvals of certain antitrust authorities in jurisdictions other than the United States and the European Union may be required. There can be no assurance that any authorizations, approvals or decisions required by such authorities will be granted or that such authorities will not challenge the Offer or the Merger. Parent and Company believe, however, that the failure to obtain such authorizations and approvals would not be material.

     Antitrust enforcement agencies frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, such an agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16.  FEES AND EXPENSES

     Credit Suisse First Boston is acting as Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with Parent's proposed acquisition of the Company, for which services Credit Suisse First Boston will receive customary compensation. Parent also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors if the retention of such advisors was approved in writing by Parent, incurred in connection with its engagement, and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the Federal securities laws.

     The Purchaser has retained Georgeson & Company Inc. to act as the Information Agent and First Chicago Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser or Parent has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          LIB ACQUISITION CORP.

July 27, 1998

                                   SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                            PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, the business address of each such director and each such executive officer is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and executive officers listed below are citizens of the United States except for Christian A. Koffmann and Arnold G. Langbo, who are citizens of France and Canada, respectively.

                                                             POSITION WITH PARENT;
                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT;
        NAME AND BUSINESS ADDRESS                          5-YEAR EMPLOYMENT HISTORY
        -------------------------                     -----------------------------------
Gerard N. Burrow, M.D. ...................  Director of Parent since 1993; Member, Nominating and
Yale University School of Medicine          Corporate Governance Committee and Chairman, Science and
333 Cedar Street                            Technology Advisory Committee. Special Advisor to the
New Haven, CT 06520                         President of Yale University for Health Affairs since
                                            1997. Dean of the Yale University School of Medicine
                                            from 1992 to 1997. Member, the Institute of Medicine of
                                            the National Academy of Sciences; Fellow, the American
                                            Association for the Advancement of Science; Director of
                                            Neurex Corporation and the Sea Research Foundation.
Joan Ganz Cooney..........................  Director of Parent since 1978; Member, Compensation
Children's Television Workshop              Committee and Chairman, Benefits Committee. Chairman,
One Lincoln Plaza                           Executive Committee of Children's Television Workshop
New York, NY 10023                          since 1990; Chairman-CEO from 1988 to 1990. Director of
                                            Metropolitan Life Insurance Company, the Museum of
                                            Television and Radio and The New York and Presbyterian
                                            Hospitals, Inc.; Trustee, the National Child Labor
                                            Committee.
James G. Cullen...........................  Director of Parent since 1995; Member, Compensation
Bell Atlantic Corporation                   Committee and Audit Committee. President and CEO,
1310 N. Court House Road                    Telecom Group of Bell Atlantic Corporation since August
Arlington, VA 22201                         of 1997; Vice Chairman, Bell Atlantic Corporation since
                                            1995; President from 1993 to 1995; President and CEO of
                                            Bell Atlantic -- New Jersey, Inc. from 1989 to 1993.
                                            Director of Prudential Life Insurance Company.
Robert J. Darretta........................  Member, Executive Committee and Vice President, Finance
                                            since 1997; Treasurer from 1995 to 1997; President,
                                            IOLAB Corporation from 1987 to 1995.
Russell C. Deyo...........................  Member, Executive Committee and Vice President,
                                            Administration since 1996; Associate General Counsel
                                            from 1991 to 1996.
Roger S. Fine.............................  Member, Executive Committee and Vice President and
                                            General Counsel since 1996; Vice President,
                                            Administration from 1991 to 1996; Associate General
                                            Counsel from 1984 to 1991. Member, Board of Trustees of
                                            the Foundation of the University of Medicine and
                                            Dentistry of New Jersey; Vice President of the National
                                            Ramah Commission.

                                                             POSITION WITH PARENT;
                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT;
        NAME AND BUSINESS ADDRESS                          5-YEAR EMPLOYMENT HISTORY
        -------------------------                     -----------------------------------
M. Judah Folkman, M.D.....................  Director of Parent since February of 1998; Member,
Children's Hospital                         Science and Technology Advisory Committee. Senior
Hunnewell 103                               Associate in Surgery, Children's Hospital since 1981;
300 Longwood Avenue                         Director, Surgical Research Laboratory, Children's
Boston, MA 02115                            Hospital since 1981; Professor, Harvard Medical School,
                                            Department of Surgery since 1968; Member, National
                                            Academy of Sciences and the American Academy of Arts and
                                            Sciences.
Ronald G. Gelbman.........................  Member, Executive Committee and Worldwide Chairman,
                                            Health Systems & Diagnostics Group since June of 1998;
                                            Worldwide Chairman, Pharmaceuticals and Diagnostics
                                            Group from 1994 to 1998. Company Group Chairman from
                                            1987 to 1994.
JoAnn H. Heisen...........................  Member, Executive Committee and Vice President, Chief
                                            Information Officer since 1997; Controller from 1995 to
                                            1997; Treasurer from 1991 to 1995; Assistant Treasurer,
                                            Investor Relations from 1989 to 1991. Director, The
                                            Vanguard Group, Inc.
Ann Dibble Jordan.........................  Director of Parent since 1981; Member, Nominating and
                                            Corporate Governance Committee and Public Policy
                                            Advisory Committee. Consultant and previously Field Work
                                            Assistant Professor, School of Social Service
                                            Administration, University of Chicago from 1970 to 1987.
                                            Director, Automatic Data Processing, Salant Corporation
                                            and Travelers Inc.; Director, The Phillips Collection,
                                            The Child Welfare League and the National Symphony
                                            Orchestra.
Christian A. Koffmann.....................  Member, Executive Committee and Worldwide Chairman,
                                            Consumer & Personal Care Group since 1995. Company Group
                                            Chairman from 1989 to 1995.
Arnold G. Langbo..........................  Director of Parent since 1991; Member, Audit Committee
Kellogg Company                             and Chairman, Compensation Committee. Chairman of the
One Kellogg Square                          Board and Chief Executive Officer of Kellogg Company
Battle Creek, MI 49016-3599                 since 1992; President and Chief Operating Officer of
                                            Kellogg Company from December, 1990 to 1992; President
                                            of Kellogg International from 1986 to 1992; Director of
                                            Kellogg Company and Whirlpool Corporation. Member,
                                            Advisory Board of J.L. Kellogg Graduate School of
                                            Management at Northwestern University. Chairman, Board
                                            of Trustees of Albion College.
Ralph S. Larsen...........................  Chairman, Board of Directors and Chief Executive Officer
                                            and Chairman, Executive Committee of Parent since 1989.
                                            Director, Xerox Corporation and AT&T Corp. Member, The
                                            Business Council and the Policy Committee of The
                                            Business Roundtable. Member, Board of United Way of
                                            Tri-State.
James T. Lenehan..........................  Member, Executive Committee and Worldwide Chairman,
                                            Consumer Pharmaceuticals & Professional Group since
                                            1994. Company Group Chairman from 1993 to 1994.
                                            President, McNeil Consumer Products Company from 1990 to
                                            1993.

                                                             POSITION WITH PARENT;
                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT;
        NAME AND BUSINESS ADDRESS                          5-YEAR EMPLOYMENT HISTORY
        -------------------------                     -----------------------------------
John S. Mayo, Ph.D........................  Director of Parent since 1986; Member, Science and
Lucent Technologies Inc.                    Technology Advisory Committee; Chairman, Public Policy
600 Mountain Avenue                         Advisory Committee. President AT&T Bell Laboratories
Murray Hill, NJ 07974                       from 1991 to 1995; Executive Vice President of Network
                                            Systems and Network Services from 1989 to 1991;
                                            previously served as Director of the Ocean Systems
                                            Laboratory, Executive Director of the Ocean Systems
                                            Division, Executive Director of the Toll Electronic
                                            Switching Division, Vice President of Electronics
                                            Technology. Member, National Academy of Engineering and
                                            The Swedish Royal Academy of Engineering Services;
                                            Fellow, Institute of Electrical and Electronic
                                            Engineers; Member, Boards of Trustees of Polytechnic
                                            University (Emeritus), the Liberty Science Center
                                            (Chairman), the Kenan Institute for Engineering,
                                            Technology and Science; served on the Board of Overseers
                                            for the New Jersey Institute of Technology and the Board
                                            of Directors of the National Engineering Consortorium,
                                            Inc.
Paul J. Rizzo.............................  Director of Parent since 1982; Chairman, Audit
Franklin Street Partners                    Committee, Member, Nominating and Corporate Governance
6330 Quadrangle Drive, Suite 200            Committee. Vice Chairman of International Business
Chapel Hill, NC 27514                       Machines Corporation from 1993 to 1994. Dean of the
                                            Kenan-Flagler Business School at the University of North
                                            Carolina-Chapel Hill from 1987 to 1992. Became a partner
                                            in Franklin Street Partners, a Chapel Hill, North
                                            Carolina investment firm in 1992. Director of
                                            McGraw-Hill Companies, Inc. and Ryder Systems, Inc.
Henry B. Schacht..........................  Director of Parent since 1997; Member, Audit Committee
Lucent Technologies Inc.                    and Chairman, Nominating and Corporate Governance
32 Old Slip St.                             Committee. Chairman of the Board, Lucent Technologies
35th Flr.                                   Inc. from 1996 to February of 1998; Chief Executive
New York, NY 10005                          Officer from 1996 to 1997; Chairman of Cummins Engine
                                            Company, Inc. from 1977 to 1995; Chief Executive Officer
                                            from 1973 to 1994. Director of Lucent Technologies Inc.,
                                            Aluminum Corporation of America, The Chase Manhattan
                                            Corporation, The Chase Manhattan Bank, N.A. and Cummins
                                            Engine Company, Inc.; Chairman of the Board of Trustees
                                            of The Ford Foundation and Trustee, The Yale Corporation
                                            and the Business Enterprise Trust.
Maxine F. Singer, Ph.D....................  Director of Parent since 1991; Member, Science and
Carnegie Institution of Washington          Technology Advisory Committee and Benefits Committee.
1530 P Street, N.W.                         President, Carnegie Institution of Washington since
Washington, D.C. 20005                      1988; Member, National Academy of Sciences, the American
                                            Philosophical Society, the Pontifical Academy of
                                            Sciences, the Governing Board of the Weizmann Institute
                                            of Science.

                                                             POSITION WITH PARENT;
                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT;
        NAME AND BUSINESS ADDRESS                          5-YEAR EMPLOYMENT HISTORY
        -------------------------                     -----------------------------------
John W. Snow..............................  Director of Parent since April of 1998; Member, Benefits
CSX Corporation                             Committee and Compensation Committee. Chairman, CSX
One James Center                            Corporation since 1991; President and Chief Executive
901 East Cary St.                           Officer of CSX Corporation since 1989. Director of
Richmond, VA 23219                          Circuit City Stores, Inc., Textron, Inc. and USX
                                            Corporation. Member, Board of Trustees of Johns Hopkins
                                            University.
William C. Weldon.........................  Member, Executive Committee and Worldwide Chairman,
                                            Pharmaceuticals Group since June of 1998. Company Group
                                            Chairman from 1995 to June of 1998. President, Ethicon
                                            Endo-Surgery, Inc. from 1992 to 1995.
Robert N. Wilson..........................  Vice Chairman, Board of Directors since 1989; Vice
                                            Chairman, Executive Committee since 1994; Member,
                                            Executive Committee since 1983. Director, U.S. Trust
                                            Corporation and Amerada Hess Corporation.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Unless otherwise indicated below, each occupation set forth opposite an individual's name refers to employment with Parent. All such directors and executive officers listed below are citizens of the United States.

                                                          POSITION WITH THE PURCHASER;
                                                      PRINCIPAL OCCUPATION OR EMPLOYMENT;
                   NAME                                    5-YEAR EMPLOYMENT HISTORY
                   ----                               -----------------------------------
Peter S. Galloway.........................  Director and Vice President of the Purchaser since July of 1998. Associate General Counsel since 1988; Secretary
                                            since 1994.
James R. Hilton...........................  Director, Vice President, Secretary and Treasurer of the
                                            Purchaser since July of 1998. Associate General Counsel
                                            since March of 1998. Assistant General Counsel 1990 to
                                            1998.
James R. Utaski...........................  Director and President of the Purchaser since July of
                                            1998. Corporate Vice President, Business Development
                                            since 1990.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           By Mail:                      By Overnight:                     By Hand:

      Tenders & Exchanges             Tenders & Exchanges             Tenders & Exchanges
         P.O. Box 2569             14 Wall Street, 8th Floor       c/o Securities Transfer &
          Suite 4660                   Suite 4680 -- DPU                   Reporting
  Jersey City, NJ 07303-2569          New York, NY 10005                 Services Inc.
                                                                 One Exchange Plaza, 3rd Floor
                                                                      New York, NY 10006

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           [GEORGESON & COMPANY LOGO]

                               Wall Street Plaza
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll-Free (800) 223-2064

                      The Dealer Manager for the Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free (800) 881-8320